SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) January 22, 2004



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                            1-3247                16-0393470
(State or other jurisdiction        (Commission           (I.R.S. Employer
of incorporation)                   File Number)          Identification No.)



One Riverfront Plaza, Corning, New York                   14831
(Address of principal executive offices)                  (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure
---------------------------------

Item 12.  Results of Operations and Financial Condition
-------------------------------------------------------

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Results of Operations and Financial Condition."

The Corning Incorporated press release dated January 22, 2004, regarding its financial results for the quarter ended December 31, 2003 and full year 2003, is attached hereto as Exhibit 99.1. This press release includes certain non-GAAP financial measures. A reconciliation of those measures to the most directly comparable GAAP measures is attached hereto as Exhibit 99.2.


Exhibit Index

99.1     Press Release dated January 22, 2004, issued by Corning Incorporated.

99.2     Reconciliation of non-GAAP financial measures.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               CORNING INCORPORATED
                               Registrant



Date: January 22, 2004          By    /s/  KATHERINE A. ASBECK
                                           ------------------------------------
                                           Katherine A. Asbeck
                                           Senior Vice President and Controller

                                                                   Exhibit 99.1








FOR RELEASE -- JANUARY 22, 2004

Media Relations Contact:                       Investor Relations Contact:
------------------------                       ---------------------------
Daniel F. Collins                              Kenneth C. Sofio
(607) 974-4197                                 (607) 974-7705
collinsdf@corning.com                          sofiokc@corning.com


                     Corning Reports Fourth-Quarter Results

CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced that its fourth-quarter sales were $820 million, and it incurred a net loss of $29 million or $0.02 per share. This net loss includes previously announced after-tax charges totaling $81 million or $0.06 per share.

"We are pleased that our fourth-quarter results met our expectations and that our sales increased for the fourth consecutive time this past year," James R. Houghton, chairman and chief executive officer, said. "More importantly, our goal at the beginning of the year was to restore profitability and, excluding special items, we have accomplished what we set out to do," he said.

Fourth-Quarter Charges
Corning said its fourth-quarter results include pretax charges of $46 million (after-tax charges of $81 million or $0.06 per share). These include:
.. Restructuring, impairment and other charges of $21 million ($2 million after-tax credit), primarily related to the consolidation of Corning's high purity fused silica and fluoride crystal materials manufacturing facilities.
.. A $25 million charge ($17 million after tax) to reflect the increase in the market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
.. Corning's equity earnings included an after-tax charge of $66 million for Corning's share of an asset impairment charge recorded by Samsung Corning Co., Ltd., a 50 percent-owned equity venture, which manufactures glass funnels and panels for conventional television.

Fourth-Quarter Operating Results
Fourth-quarter sales of $820 million exceeded the company's guidance range of $740 million to $765 million, and were $48 million higher than third-quarter sales.

                                     (more)

Corning Reports Fourth-Quarter Results
Page Two


Corning's Technologies segment sales for the quarter were $457 million, compared to sales of $396 million in the third quarter, driven primarily by strength in the Display Technologies business. Sequential sales of liquid crystal display
(LCD) glass grew 39 percent, due to volume increases of more than 20 percent, favorable foreign exchange rates and stable pricing.

Environmental Technologies sales were essentially flat with third-quarter sales, but better than expected due to increased sales of thin-wall automotive substrates and diesel products. Fourth-quarter profitability for this business was impacted by weak manufacturing performance and start-up costs for its new diesel facility.

Corning's Telecommunications segment sales were $357 million for the quarter, a decline from third-quarter sales of $370 million, due to expected seasonal slowdowns of optical fiber volume in North America and declines in Japan. Pricing of single-mode optical fiber continued its moderating trend with only very slight sequential declines in the quarter.

Corning's display and environmental businesses and Telecommunications segment all continued to benefit from favorable foreign exchange rates in the fourth quarter. Of the $48 million sequential sales increase, approximately $20 million was due to more favorable foreign exchange rates in the fourth quarter.

The company's equity earnings were $15 million and included the $66 million impairment charge from Samsung Corning. Excluding this charge, fourth-quarter equity earnings were $81 million, compared to $75 million in the third quarter, due to stronger-than-expected earnings at Samsung Corning Precision Glass Co., Ltd., an equity venture which manufactures LCD glass in Korea. Corning's equity earnings from Dow Corning Corporation were $18 million for the quarter, compared to $22 million last quarter.

Full-Year Results
For the year, Corning recorded sales of $3.1 billion, a slight decline from a year ago sales of $3.2 billion. The company's loss from continuing operations for 2003 was $223 million, or $0.18 per share, compared to a loss from continuing operations of $1.8 billion, or $1.85 per share, last year. Corning's 2003 full-year results include net charges totaling $505 million ($351 million after tax or $0.28 per share) including:
..  Restructuring, impairment and other charges of $111 million ($26 million after tax and minority interest).
.. The asbestos litigation charge for Pittsburgh Corning Corporation of $413 million ($263 million after tax).


                                     (more)

Corning Reports Fourth-Quarter Results
Page Three


.. A $66 million after-tax asset impairment charge in equity earnings from Samsung Corning and $8 million after-tax equity investment impairments, primarily from the exit of the photonics product line.
..  Net gains on repurchases of debt of $19 million ($12 million after tax).

Cash Flow Update
Corning ended the year with $1.3 billion in cash and short-term investments, a slight decline from the previous quarter's balance of $1.4 billion. The decline included debt repayments of approximately $95 million, restructuring payments of $32 million and an additional voluntary contribution of $60 million to the company's pension fund. For the year, Corning paid off approximately $1.4 billion in total debt and reduced its debt-to-capital ratio to 33.8 percent, a substantial decline from a year ago levels of 46.7 percent.

"This was a year of great progress for Corning," Houghton said. "We improved our profitability by more than $500 million, before special items, by reducing operating expenses more than 20 percent and making substantial gains in our gross margins. We continued to invest in research and development, which has Corning well-positioned for growth this year," he said.

Outlook
The company said that it expects first-quarter sales to be in the range of $770 million to $830 million, with earnings per share in the range of $0.04 to $0.05, before special items. This estimate is a non-GAAP financial measure, and is reconciled on our Investor Relations Web site. Corning expects that foreign exchange rates will remain stable for the first quarter.

Telecommunications segment sales are anticipated to decline approximately 10 percent due to beginning-of-the-year normal optical fiber pricing reductions, lower project and services sales and the final exit from photonics. Sequential optical fiber volume for the first quarter is expected to be stable.

The environmental business is expected to see quarterly sales increases due to seasonal trends in the automotive and diesel industries. The company's Life Sciences business also expects first-quarter sales increases.

The company expects to continue to be sold out in LCD glass in the first quarter, despite bringing on additional capacity. Sequential LCD glass volume growth should be about 5 percent to 10 percent with current capacity constraints. Pricing for the first quarter should remain stable.





                                     (more)

Corning Reports Fourth-Quarter Results
Page Four


"We anticipate demand for flat-screen monitors to remain robust in 2004. LCD television is now in the early stages of acceptance and continuing demand is expected to double market penetration this year. We continue to invest in next generation large panel manufacturing, and we will bring additional Generation 6 manufacturing capacity on line this quarter and Generation 7 production later in the year," James B. Flaws, vice chairman and chief financial officer, said.

He said that the company's automotive and diesel emission products are sold out in the first quarter. The business is ramping up production in its new diesel facility and plans to have two manufacturing lines operating by the end of the quarter. Flaws also noted that the environmental manufacturing performance is improving in the first quarter.

Flaws also noted that the company was encouraged with the selection of Corning as a leading supplier to Verizon for its fiber-to-the-premises initiative. "When Verizon begins to implement its FTTP plan, we believe it will present a long-term revenue opportunity for Corning," Flaws said.

"We are pleased with the improvements we have made in the company's financial health over the past year. Our focus in 2004 remains on our three core priorities of protecting our financial health, increasing profitability and investing in future growth opportunities," he said.

The company will provide additional information about its 2004 financial performance at its annual investor meeting on Feb. 6, 2004 at the Pierre Hotel in New York City and simultaneously via audio webcast. Investors can register for the event on line through the Investor Relations Web site at www.corning.com.

Presentation of Information in this News Release
Corning's earnings estimate for the first quarter is a non-GAAP financial measure as it excludes any potential gains or losses arising from previously announced restructuring actions, any further adjustments to the asbestos settlement reserve required by movement in Corning's stock price and income from discontinued operations. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. The company's comment about "...improved our profitability by more than $500 million, before special items," is also a non-GAAP financial measure that excludes the special items in the periods being compared. The company believes presenting this comparison is helpful in understanding the improvement in Corning's operating results including equity earnings.

Corning provides a reconciliation of the non-GAAP earnings per share estimate to GAAP earnings per share estimate, as well as a reconciliation of profitability, on our Investor Relations Web site at:
(www.corning.com/investor_relations).

                                     (more)

Corning Reports Fourth-Quarter Results
Page Five


About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Fourth-Quarter Conference Call Information
The company will host a fourth-quarter conference call at 8:30 a.m. EST on Friday, Jan. 23. To access the call, dial (773) 756-4622. The password is Earnings. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EST and will run through 5 p.m. EST, Friday, Feb. 6.
To listen, dial (402) 998-0771, no pass code is required. To listen to a live audio webcast of the call at 8:30 a.m. on Friday, Jan. 23, please go to our Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for 14 days following the call.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.


                                       ###



                                      CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited; in millions, except share and per share amounts)

                                                      For the three months ended              For the year ended
                                                             December 31,                        December 31,
                                                      ---------------------------         --------------------------
                                                          2003           2002                2003           2002
                                                       ---------       ---------          ---------       ---------
Net sales                                              $     820       $     736          $   3,090       $   3,164
Cost of sales                                                578             631              2,241           2,562
                                                       ---------       ---------          ---------       ---------

Gross margin                                                 242             105                849             602

Operating expenses
    Selling, general and administrative expenses             152             183                599             716
    Research, development and engineering expenses            86             113                344             483
    Amortization of purchased intangibles                      9              10                 37              43
    Restructuring, impairment and other charges
      and credits, net                                        21           1,461                111           2,080
                                                       ---------       ---------          ---------       ---------

Operating loss                                               (26)         (1,662)              (242)         (2,720)

Interest income                                                8               7                 32              41
Interest expense                                             (36)            (43)              (154)           (179)
Asbestos settlement                                          (25)                              (413)
Gain on repurchases of debt, net                                              86                 19             176
Other expense, net                                           (12)            (28)                (1)            (38)
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations before income taxes          (91)         (1,640)              (759)         (2,720)
Benefit for income taxes                                     (46)           (401)              (254)           (726)
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations before minority
  interests and equity earnings                              (45)         (1,239)              (505)         (1,994)
Minority interests                                             1              81                 73              98
Equity in earnings of associated companies, net
  of impairments                                              15              19                209             116
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations                              (29)         (1,139)              (223)         (1,780)
Income from discontinued operations, net of
  income taxes                                                               430                                478
                                                       ---------       ---------          ---------       ---------

Net loss                                                     (29)           (709)              (223)         (1,302)

Dividend requirements of preferred stock                                                                       (128)
                                                       ---------       ---------          ---------       ---------

Loss attributable to common shareholders               $     (29)      $    (709)         $    (223)      $  (1,430)
                                                       =========       =========          =========       =========

Basic and diluted (loss) earnings per common
  share from:
    Continuing operations                              $   (0.02)      $   (0.96)         $   (0.18)      $   (1.85)
    Discontinued operations                                                 0.36                               0.46
                                                       ---------       ---------          ---------       ---------
Basic and diluted loss per common share                $   (0.02)      $   (0.60)         $   (0.18)      $   (1.39)
                                                       =========       =========          =========       =========

Shares used in computing per share amounts for
  basic and diluted loss per common share                  1,335           1,188              1,274           1,030
                                                       =========       =========          =========       =========

See notes to consolidated financial statements.


                                      CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                               CONSOLIDATED BALANCE SHEETS
                               (Unaudited; in millions, except share and per share amounts)

                                                                                         December 31,        December 31,
                                                                                             2003                2002
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $     833           $   1,426
   Short-term investments, at fair value                                                        433                 664
                                                                                          ---------           ---------
     Total cash and short-term investments                                                    1,266               2,090
   Trade accounts receivable, net                                                               525                 470
   Inventories                                                                                  467                 559
   Deferred income taxes                                                                        242                 296
   Other accounts receivable                                                                    117                 358
   Prepaid expenses and other current assets                                                     77                  52
                                                                                          ---------           ---------
       Total current assets                                                                   2,694               3,825

Restricted cash and investments                                                                  66                  82
Investments                                                                                   1,045                 769
Property, net                                                                                 3,620               3,705
Goodwill                                                                                      1,735               1,715
Other intangible assets, net                                                                    166                 213
Deferred income taxes                                                                         1,225                 887
Other assets                                                                                    201                 210
                                                                                          ---------           ---------

Total assets                                                                              $  10,752           $  11,406
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Loans payable                                                                          $     146           $     204
   Accounts payable                                                                             333                 339
   Other accrued liabilities                                                                  1,074               1,137
                                                                                          ---------           ---------
       Total current liabilities                                                              1,553               1,680

Long-term debt                                                                                2,668               3,963
Postretirement benefits other than pensions                                                     619                 617
Other liabilities                                                                               412                 396
Commitments and contingencies
Minority interests                                                                               36                  59
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 854 thousand and 1.55 million                                           85                 155
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,401 million and 1,267 million                                             701                 634
   Additional paid-in capital                                                                10,298               9,695
   Accumulated deficit                                                                       (5,144)             (4,921)
   Treasury stock, at cost; Shares held: 58 million and 70 million                             (574)               (702)
   Accumulated other comprehensive income (loss)                                                 98                (170)
                                                                                          ---------           ---------
       Total shareholders' equity                                                             5,464               4,691
                                                                                          ---------           ---------

Total liabilities and shareholders' equity                                                $  10,752           $  11,406
                                                                                          =========           =========

Certain amounts for 2002 were reclassified to conform with 2003 classifications.

See notes to consolidated financial statements.


                                      CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (Unaudited; in millions)

                                                            For the three months ended      For the year ended
                                                                   December 31,                December 31,
                                                              ----------------------     -------------------------
                                                                2003          2002          2003          2002
                                                              ---------    ---------     ---------      ---------
Cash flows from operating activities:
   Loss from continuing operations                            $    (29)    $ (1,139)      $   (223)     $(1,780)
   Adjustments to reconcile loss from continuing
    operations to net cash provided by (used in)
    operating activities:
     Amortization of purchased intangibles                           9           10             37           43
     Depreciation                                                  117          147            480          618
     Asbestos settlement                                            25                         413
     Restructuring, impairment and other charges and
       credits, net                                                 21        1,461            111        2,080
     Gain on repurchases of debt, net of inducements                            (86)           (19)        (176)
     Undistributed earnings of associated companies                (13)         (17)           (97)         (33)
     Minority interests, net of dividends paid                      (1)         (81)           (77)         (98)
     Deferred tax benefit                                           (4)        (287)          (263)        (432)
     Interest expense on convertible debentures                      3            8             18           38
     Restructuring payments                                        (32)         (85)          (233)        (278)
     Increases in restricted cash                                   (4)         (33)            (3)         (53)
     Income tax refund                                                                         191
     Tax benefit on stock options                                    2                           2
     Employee benefit payments in excess of expense                (49)         (28)          (142)         (55)
     Changes in certain working capital items                       54          (42)           (62)        (233)
     Other, net                                                    (32)          69                          35
                                                              --------     --------       --------      -------
Net cash provided by (used in) operating activities                 67         (103)           133         (324)
                                                              --------     --------       --------      -------

Cash flows from investing activities:
   Capital expenditures                                           (162)         (78)          (366)        (357)
   Acquisitions of businesses, net of cash acquired                 (7)         (27)            (6)         (56)
   Proceeds from sale of precision lens business                                787              9          787
   Net proceeds from sale or disposal of assets                      7           30             46           92
   Increase in long-term investments and other
     long-term assets                                               (6)         (13)           (10)         (31)
   Short-term investments - acquisitions                          (158)        (665)        (1,584)      (2,222)
   Short-term investments - liquidations                           333          619          1,814        2,742
   Restricted investments - acquisitions                                                                   (117)
   Restricted investments - liquidations                             4           21             19           88
   Other, net                                                                                                (2)
                                                              --------     --------       --------      -------
Net cash provided by (used in) investing activities                 11          674            (78)         924
                                                              --------     --------       --------      -------

Cash flows from financing activities:
   Net (repayments of) proceeds from loans payable                  (2)          12           (162)        (490)
   Proceeds from issuance of long-term debt                                                                  11
   Repayments of long-term debt                                    (93)        (135)        (1,193)        (325)
   Proceeds from issuance of Series C preferred stock, net                       (1)                        557
   Proceeds from issuance of common stock, net                      15            5            667           52
   Repurchases of common stock for treasury                                                                 (23)
   Cash dividends paid to preferred shareholders                    (4)         (21)           (19)         (88)
   Other, net                                                                                   (1)          (8)
                                                              --------     --------       --------      -------
Net cash used in financing activities                              (84)        (140)          (708)        (314)
                                                              --------     --------       --------      -------
Effect of exchange rates on cash                                    30           20             60           43
                                                              --------     --------       --------      -------
Cash provided by (used in) continuing operations                    24          451           (593)         329
Cash (used in) provided by discontinued operations                               (8)                         60
                                                              --------     --------       --------      -------
Net increase (decrease) in cash and cash equivalents                24          443           (593)         389
Cash and cash equivalents at beginning of period                   809          983          1,426        1,037
                                                              --------     --------       --------      -------

Cash and cash equivalents at end of period                    $    833     $  1,426       $    833      $ 1,426
                                                              ========     ========       ========      =======

Certain amounts for 2002 were reclassified to conform with 2003 classifications.

See notes to the consolidated financial statements.


                                      CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                     SEGMENT RESULTS
                                                (Unaudited; in millions)


                                                             Telecom-                       Non-segment/    Consolidated
                                                            munications     Technologies     Other items        Total
                                                            -----------     ------------    ------------    ------------
For the three months ended December 31, 2003
Net sales                                                    $    357        $    457         $     6        $    820
Research, development and engineering expenses               $     25        $     62         $    (1)       $     86
Restructuring, impairment and other charges
  and credits (1)                                            $     (6)       $     27                        $     21
Interest expense                                             $     16        $     20                        $     36
(Benefit) provision for income taxes                         $    (32)       $      4         $   (18)       $    (46)
Loss before minority interests and equity earnings           $    (17)       $    (14)        $   (14)       $    (45)
Minority interests                                                                  1                               1
Equity in earnings of associated companies,
  net of impairments                                               (1)             (3)             19              15
                                                             --------        --------         -------        --------
Net (loss) income                                            $    (18)       $    (16)        $     5        $    (29)
                                                             ========        ========         =======        ========

For the three months ended December 31, 2002
Net sales                                                    $    363        $    367         $     6        $    736
Research, development and engineering expenses               $     65        $     50         $    (2)       $    113
Restructuring, impairment and other charges and
  credits (1)                                                $  1,263        $    141         $    57        $  1,461
Interest expense                                             $     15        $     19         $     9        $     43
(Benefit) provision for income taxes                         $   (376)       $    (33)        $     8        $   (401)
(Loss) income before minority interests and
  equity earnings                                            $ (1,123)       $   (132)        $    16        $ (1,239)
Minority interests                                                  1              80                              81
Equity in earnings of associated companies,
  net of impairments                                              (34)             51               2              19
Income from discontinued operations                                                               430             430
                                                             --------        --------         -------        --------
Net (loss) income                                            $ (1,156)       $     (1)        $   448        $   (709)
                                                             ========        ========         =======        ========

For the year ended December 31, 2003
Net sales                                                    $  1,426        $  1,641         $    23        $  3,090
Research, development and engineering expenses               $    120        $    227         $    (3)       $    344
Restructuring, impairment and other charges
  and credits (1)                                            $    (36)       $    134         $    13        $    111
Interest expense                                             $     75        $     79                        $    154
Benefit for income taxes                                     $    (78)       $     (6)        $  (170)       $   (254)
Loss before minority interests and equity earnings           $   (158)       $    (98)        $  (249)       $   (505)
Minority interests                                                                 73                              73
Equity in earnings of associated companies,
  net of impairments                                              (11)            137              83             209
                                                             --------        --------         -------        --------
Net (loss) income                                            $   (169)       $    112         $  (166)       $   (223)
                                                             ========        ========         =======        ========

For the year ended December 31, 2002
Net sales                                                    $  1,631        $  1,513         $    20        $  3,164
Research, development and engineering expenses               $    308        $    177         $    (2)       $    483
Restructuring, impairment and other charges
  and credits (1)                                            $  1,722        $    150         $   208        $  2,080
Interest expense                                             $     99        $     71         $     9        $    179
(Benefit) provision for income taxes                         $   (722)       $    (28)        $    24        $   (726)
Loss before minority interests and equity earnings           $ (1,838)       $   (145)        $   (11)       $ (1,994)
Minority interests                                                  1              96               1              98
Equity in earnings of associated companies,
  net of impairments                                              (60)            168               8             116
Income from discontinued operations                                                               478             478
                                                             --------        --------         -------        --------
Net (loss) income                                            $ (1,897)       $    119         $   476        $ (1,302)
                                                             ========        ========         =======        ========

(1) Related tax benefit:
       Three months ended December 31, 2003: $17, $6, $0 and $23.
       Three months ended December 31, 2002: $299, $27, $17 and $343. Year ended December 31, 2003: $17, $28, $4 and $49.
       Year ended December 31, 2002: $452, $30, $66 and $548.


See notes to the consolidated financial statements.


Non-segment/other items net income (loss) is detailed below:
                                                                    Three months ended               Year ended
                                                                       December 31,                 December 31,
                                                                  -----------------------      -----------------------
                                                                     2003         2002           2003         2002
                                                                  ----------    ---------      ----------   ----------
Non-segment (loss) income and other (1)                           $     (15)    $    (12)      $     (44)   $       4
Non-segment restructuring, impairment and other
  charges and credits                                                                (57)            (13)        (208)
Interest income                                                           8            7              32           41
Asbestos settlement                                                     (25)                        (413)
Gain on repurchases of debt, net                                                      86              19          176
Benefit (provision) for income taxes                                     18           (8)            170          (24)
Minority interests                                                                                                  1
Equity in earnings of associated companies (2)                           19            2              83            8
Income from discontinued operations                                                  430                          478
                                                                  ---------     --------       ---------    ---------
Net income (loss)                                                 $       5     $    448       $    (166)   $     476
                                                                  =========     ========       =========    =========

(1) Includes non-segment operations and other corporate activities.
(2) Includes amounts derived from corporate investments and activities, primarily Dow Corning Corporation in 2003.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Unaudited; in millions except headcount)



When used in these notes, the terms "we," "our" or "us" refer to Corning Incorporated and its consolidated subsidiaries.

1.   Restructuring, Impairment and Other Charges and Credits

In the fourth quarter of 2003, we recorded restructuring, impairment and other charges of $34 ($26 after tax), offset by credits of $13 ($28 after tax), resulting in a net charge of $21 ($2 after-tax credit). A summary of these charges and credits follow:

Specialty Materials

On December 4, 2003, we announced our plans to consolidate our high purity fused silica and fluoride crystal manufacturing operations into other locations. These actions resulted in the closure of our North Brookfield, MA facility at December 31, 2003 and the planned closure of our Charleston, SC facility by March 31, 2004. Approximately 100 employees will be affected.

In connection with these actions, we will record a total charge of $63, of which $27 ($22 after tax) was recorded in the fourth quarter. We recorded a charge of $4 related to exit and employee separation costs and a fixed asset impairment charge of $11 in the fourth quarter. In addition, we are accelerating $48 of depreciation on assets to be disposed of following the closure of our Charleston plant, of which $12 was recorded in the fourth quarter of 2003 and included in restructuring, impairment and other charges and credits. The remaining $36 will be recorded in the first quarter of 2004.

Other

We also recorded a $7 ($4 after tax) restructuring charge relating to our Telecommunications segment. This charge included $4 of employee separation costs and $3 of exit costs.

Credits

In the fourth quarter of 2003, we reversed $13 ($28 after tax) of reserves related to prior years' restructuring charges, primarily in the Telecommunications segment. The reversals included $3 related to employee separation costs which were less than estimated, $1 related to exit costs which were less than estimated, and $9 related to assets that were previously impaired. We also recorded a $20 foreign deferred tax benefit adjustment related to restructuring and impairment charges recorded in the fourth quarter of 2002.

The current restructuring reserve continues to be evaluated as plans are being executed. In addition, since the restructuring program is an aggregation of many individual plans currently being executed, actual costs have differed from estimated amounts. As a result, there may be additional charges or reversals.

2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 ($192 after tax) in the first quarter. The charge included the value of 25 shares of Corning common stock which we will contribute as part of the settlement. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market charge of $25 ($17 after tax) in the fourth quarter reflecting the increased fair value of the shares to its common stock contribution. We have recorded total charges of $413 ($263 after tax) to reflect the settlement and to mark-to-market the value of our common stock for the year ended December 31, 2003.

3.   Samsung Corning Co., Ltd.

As a result of a weaker outlook for the conventional television and monitor markets, Corning's 50 percent owned equity venture, Samsung Corning Co., Ltd., recorded an impairment charge in the fourth quarter related to its long-lived assets. Our equity earnings in the fourth quarter included $66 after-tax related to this impairment charge.

4.   Funding of the Corning Pension Plan

We sponsor defined benefit pension plans covering certain hourly and salaried employees in the United States. Although we are not required by employee benefit and tax laws to make contributions to our pension plans prior to 2005, we contributed $60 in the fourth quarter and $160 in 2003 to our U.S. pension plans to improve these plans' funded status.

5.   Supplementary Statements of Cash Flows Data

Supplemental disclosure of cash flow data follows:

                                                          For the three months ended             For the year ended
                                                                 December 31,                       December 31,
                                                          --------------------------          ------------------------
                                                            2003              2002             2003              2002
                                                            ----              ----             ----              ----
Changes in certain working capital items:
     Trade accounts receivable                             $  (5)           $   56                             $   153
     Inventories                                              35                47            $ 108                135
     Other current assets                                     15              (246)              49               (363)
     Accounts payable and other current liabilities,
       net of restructuring payments                           9               101             (219)              (158)
                                                           -----            ------            -----            -------
Total                                                      $  54            $  (42)           $ (62)           $  (233)
                                                           =====            ======            =====            =======

6.   Income Tax

In the fourth quarter of 2003, the effective tax benefit rate was impacted by certain items such as restructuring, impairment and other charges and credits, the asbestos settlement and debt transactions. Excluding these items, the rate was 33 percent for the quarter and year ended December 31, 2003.


                                                   CORNING INCORPORATED
                                           QUARTERLY SEGMENT SALES INFORMATION
                                                 (Unaudited; in millions)


                                                                                  2003
                                                     -------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4         Total
                                                     --------     --------      -------      -------      --------
Telecommunications
   Fiber and cable                                   $    193     $    178      $   209      $   180      $    760
   Hardware and equipment                                 122          136          134          143           535
   Photonic technologies                                   18           15           10           11            54
   Controls and connectors                                 19           18           17           23            77
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    352     $    347      $   370      $   357      $  1,426
                                                     ========     ========      =======      =======      ========


Technologies
   Display technologies                              $    117     $    135      $   144      $   199      $    595
   Environmental                                          115          117          121          123           476
   Life sciences                                           73           72           70           66           281
   Conventional video components                           25           24           14            2            65
   Other technologies businesses                           58           52           47           67           224
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    388     $    400      $   396      $   457      $  1,641
                                                     ========     ========      =======      =======      ========



                                                                                  2002
                                                     --------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      ---------
Telecommunications
   Fiber and cable                                   $    255     $    212      $   195      $   197      $    859
   Hardware and equipment                                 135          153          136          128           552
   Photonic technologies                                   36           39           17           19           111
   Controls and connectors                                 39           33           18           19           109
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    465     $    437      $   366      $   363      $  1,631
                                                     ========     ========      =======      =======      ========


Technologies
   Display technologies                              $     93     $    102      $   106      $   104      $    405
   Environmental                                           94          102          102           96           394
   Life sciences                                           70           74           71           65           280
   Conventional video components                           43           41           47           35           166
   Other technologies businesses                           69           66           66           67           268
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    369     $    385      $   392      $   367      $  1,513
                                                     ========     ========      =======      =======      ========








The above supplemental information is intended to facilitate analysis of Corning's businesses.

                                                                   Exhibit 99.2
                                                                   ------------

                  Reconciliation of Non-GAAP Financial Measures
                  ---------------------------------------------


GAAP Reconciliation
Q1 2004

Corning's earnings estimate for the first quarter is a non-GAAP financial measure as it excludes certain items listed below. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results.

                                                          Range
                                                 -------------------------
Guidance: EPS excluding certain items             $0.04            $0.05

Items not included within guidance:

Gain on sale of CAV equipment(1)

Mark to market for asbestos litigation (2)

Restructuring and impairment charges (3)


(1) Corning expects to record a gain from the sale of CAV equipment to the Henan Anyang CPT Glass Bulb Group, Xinyi Electronic Glass, Co., LTD. The sale is expected to be completed in the first half of 2004, as certain government approvals and other customary asset purchase conditions are met. As these conditions are met and the purchase price is received, Corning will record the gain. The total pre-tax gain is estimated to be $40 million, $13 million after-tax and minority interest. Corning recorded $5 million of the expected gain in the third quarter of 2003. Corning expects to record the remaining gain during the first half of 2004.

(2) As part of Corning's asbestos settlement for Pittsburgh Corning, the company will be contributing 25 million shares of Corning common stock to the trust, along with some cash. The common stock is expected to be contributed to the trust in mid-2004, after the claimants have approved the plan and all appeals have been resolved. Until the common stock is contributed to the trust, the change in Corning's stock price from the closing price of $10.43 on 12/31/03 to the closing price on 3/31/04 will be recognized in our first quarter results.

(3) Corning expects to record $36 million of pre-tax restructuring, impairment and other charges announced in the fourth quarter related to its decision to consolidate its high purity fused silica and flouride crystal manufacturing operations into other locations.



Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's fourth quarter guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.

                  Reconciliation of Non-GAAP Financial Measures
                  ---------------------------------------------



GAAP Reconciliation
Years Ended December 31, 2003 and 2002
(Unaudited; amounts in millions, except per share amounts)

                                                               After tax and Minority Interest
                                                                   For the years ended
                                                                         December 31,
                                                               -------------------------------
                                                                      2003           2002              Improvement
                                                                  ---------       ---------            -----------
Income (loss) from continuing operations,
  excluding special items                                         $     128       $   (392)             $    520
                                                                                                        ========

Special items:
Restructuring, impairment and other charges and
  credits, net ($111 and $2,080 pretax)                                 (26)        (1,462)

Asbestos settlement ($413 pre-tax)                                     (263)

Samsung Corning Co., Ltd. asset impairment charge                       (66)

Other equity company impairments                                         (8)           (34)

Gain on repurchases of debt, net ($19 and $176 pre-tax)                  12            108
                                                                  ---------       --------

Loss from continuing operations                                   $    (223)      $ (1,780)
                                                                  =========       ========


The company's comment about "...improved our profitability by more than $500 million, before special items," is a non-GAAP financial measure that excludes the special items in the periods being compared. The company believes presenting this comparison is helpful in understanding the improvement in Corning's operating results including equity earnings.